Exhibit 4.1
EXECUTION COPY
FIRST SUPPLEMENTAL INDENTURE
          The First Supplemental Indenture (the “First Supplemental Indenture”) is made and entered into this December 4, 2009, by and among Terra Capital, Inc., a Delaware corporation (the “Company”), Terra Industries Inc., a Maryland corporation, as parent guarantor (the “Parent”), each of the subsidiaries of the Company listed in Appendix I attached hereto (each, together with the Parent, the “Existing Guarantors”), Terra LP Holdings LLC (the “New Guarantor”) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
          WHEREAS Terra Capital, Inc. (the “Company”), Terra Industries Inc., a Maryland corporation (“Parent”), certain of Parent’s subsidiaries and U.S. Bank National Association, as trustee, are parties to an Indenture (as such may be amended from time to time, the “Indenture”), dated as of October 26, 2009, relating to the Company’s 7.75% Senior Notes due 2019 (the “Notes”);
          WHEREAS Section 4.5 and Section 10.7 of the Indenture require the Company to cause each new Restricted Subsidiary (other than any Foreign Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Indenture and the Notes;
          WHEREAS pursuant to Section 9.1 of the Indenture, the Company and the Trustee can execute the First Supplemental Indenture without consent of holders.
          NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the undersigned hereby agrees to guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture. From and after the date hereof, the undersigned shall be a Guarantor for all purposes under the Indenture and the Notes as follows:
          1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          2. Agreement to Guarantee. The New Guarantor hereby agrees to guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture. From and after the date hereof, the New Guarantor shall be a Guarantor for all purposes under the Indenture and the Notes.
          3. Incorporation of Terms of Indenture. The obligations of the New Guarantor under the Guarantee shall be governed in all respects by the terms of the Indenture and shall constitute a Guarantee thereunder. The New Guarantor shall be bound by the terms of the Indenture as they relate to the Guarantee.

          4. No Personal Liability of Directors, Officers, Employees or Stockholders. No director, officer, employee, member or stockholder of the New Guarantor, as such, will have any liability for any obligations of the Company, any Existing Guarantor or the New Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases the Company, each Existing Guarantor and the New Guarantor from all such liability. The waiver and release are part of the consideration for issuance of the Guarantee by the New Guarantor.
          5. GOVERNING LAW. THE FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
          6. Counterparts. The First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original; but all such counterparts shall together constitute but one and the same instrument.
          7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
          8. Trustee. The recitals contained herein shall be taken as the statements of the Company, the Existing Guarantors and the New Guarantor, and the Trustee assumes no responsibility for their correctness.

2

          IN WITNESS WHEREOF, the undersigned have caused this First Supplemental Indenture to be duly executed as of the date above written.

TERRA CAPITAL, INC.

By: Name:	/s/ John W. Huey John W. Huey
Title:	Vice President and Corporate Secretary

TERRA INDUSTRIES INC.

By: Name:	/s/ John W. Huey John W. Huey
Title:	Vice President, General Counsel and Corporate Secretary

BEAUMONT AMMONIA INC.
BEAUMONT HOLDINGS CORPORATION
BMC HOLDINGS INC.
PORT NEAL CORPORATION
TERRA CAPITAL HOLDINGS, INC.
TERRA ENVIRONMENTAL TECHNOLOGIES INC.
TERRA GLOBAL HOLDING COMPANY INC.
TERRA INTERNATIONAL, INC.
TERRA INTERNATIONAL (OKLAHOMA) INC.
TERRA INVESTMENT FUND LLC
TERRA INVESTMENT FUND II LLC
TERRA METHANOL CORPORATION
TERRA NITROGEN CORPORATION
TERRA REAL ESTATE CORPORATION
TERRA (U.K.) HOLDINGS INC.
TERRA MISSISSIPPI HOLDINGS CORP.
TERRA MISSISSIPPI NITROGEN, INC.
TERRA HOUSTON AMMONIA, INC.
TERRA NITROGEN GP HOLDINGS INC.

By:	/s/ John W. Huey

Name:	John W. Huey
Title:	Acting in the capacities identified on Appendix I hereto with respect to each of the Existing Guarantors

TERRA LP HOLDINGS LLC
By:	/s/ John W. Huey
	Name:	John W. Huey
	Title:	Vice President and Corporate Secretary

U.S. Bank National Association, as Trustee
By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

APPENDIX I

Subsidiaries of the Company	Position of John W. Huey
Beaumont Ammonia Inc.	Vice President and Corporate Secretary

Beaumont Holdings Corporation	Vice President and Corporate Secretary

BMC Holdings Inc.	Vice President and Corporate Secretary

Port Neal Corporation	Vice President and Corporate Secretary

Terra Capital Holdings, Inc.	Vice President and Corporate Secretary

Terra Environmental Technologies Inc.	Vice President and Corporate Secretary

Terra Global Holding Company Inc.	Vice President and Corporate Secretary

Terra International, Inc.	Vice President and Corporate Secretary

Terra International (Oklahoma) Inc.	Vice President, General Counsel and Corporate Secretary

Terra Investment Fund LLC	Vice President and Corporate Secretary

Terra Investment Fund II LLC	Vice President and Corporate Secretary

Terra Methanol Corporation	Vice President and Corporate Secretary

Terra Nitrogen Corporation	Vice President and Corporate Secretary

Terra Real Estate Corporation	Vice President and Corporate Secretary

Terra (U.K.) Holdings Inc.	Vice President, General Counsel and Corporate Secretary

Terra Mississippi Holdings Corp.	Vice President

Terra Mississippi Nitrogen, Inc.	Vice President and Corporate Secretary

Terra Houston Ammonia, Inc.	Vice President, General Counsel and Corporate Secretary

Terra Nitrogen GP Holdings Inc.	Vice President and Corporate Secretary